Exhibit 21.1
1    Inspirato Incorporated

Subsidiaries
2    Bayside Villas, LLC
3    Beach Front Villas Ltd
4    Best of 52 LLC
5    Cenotes Holdings LLC
6    Clouser Bight, Ltd
7    Coral Reef Properties, LLC
8    Faraway Land, LLC
9    HighRoad Holdings, LLC
10    Inspirato LLC
11    Inspirato Real Estate Services LLC
12    Inspriato Mexico S. de R.L. de C.V.
13    Island Holdings, LLC
14    Leward Breeze, Inc.
15    Ocean Cliff Holdings, LLC
16    Oceanside Villas, Ltd
17    Palmas Ventosas S. de R.L. de CV
18    Picco Grigio, S.r.L
19    Point Break Holdings LLC
20    Ponte Ferro, LLC
21    Pure Vida Villas, LLC
22    RFV Rentals LLC
23    Signature CR Villas SRL
24    Sky Peak Holdings, LLC
25    Stingray Holdings, Ltd
26    Sunshine Villas, LLC
27    Tortuga Marina Holdings LLC
28    Turquoise Holdings, LLC
29    Vergine Isola, LLC
30    Villa Stays by Inspirato, LLC
31    Whitebark Holdings, LLC